*150103*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

NATURALNANO, INC

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF SERIES E PREFERRED STOCK, PAR VALUE $0.001 PAR VALUE
OF NATURALNANO, INC. as more fully set forth in Annex A

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

# <u>ANNEX A</u>

## NATURALNANO, INC.

**CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS**
**OF**
**SERIES E PREFERRED STOCK, PAR VALUE $0.001 PAR VALUE**
**OF**
**NATURALNANO, INC.**

The undersigned, the President of NaturalNano, Inc., a Nevada corporation, (the "Corporation"), does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation and pursuant to Section 78.1955 of the Nevada Revised Statutes, the following resolutions creating a Series of Series E Preferred Stock was duly adopted by the Corporation's board of Directors on June 21, 2016:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, par value $0.001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the rights, terms and preferences and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 28,500 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series E preferred stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series E preferred stock as follows:

Section 1. Designation and Amount. The preferred stock subject hereof shall be designated Series E Preferred Stock ("Series E Preferred") and the number of shares constituting Series E Preferred shall be 28,500 shares. No other shares of preferred stock shall be designated as Series E Preferred Stock. The Stated Value of each share of Series E Preferred shall be $35.00 ("Stated Value").

Section 2. Dividends.

a) Dividends in Kind. Holders of Series E Preferred Stock ("Holders") shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 5% per annum payable quarterly on March 31, June 30, September 30, and December 31, beginning on the second such date after the Original Issue Date (as defined in Section 6 below; each such dividend payment date, a "Dividend Payment Date") (if any Dividend Payment Date is not a business day, the applicable payment shall be due on the next succeeding business day). Such Dividends shall be paid in duly authorized, validly issued, fully paid and non-

assessable shares of Common Stock as set forth in this Section 2(a) (the amount to be paid in shares of Common Stock, the "Dividend Share Amount"). The Dividend Share Amount shall be valued solely for such purpose at the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date (the "Dividend Conversion Price"). "VWAP" shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if any of the NASDAQ markets or exchanges is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. "Trading Day" means a day on which the principal Trading Market is open for trading. "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Pink Marketplace, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

b) Participating Dividends on As-Converted Basis. In addition to the payment of dividends pursuant to Section 2(a) herein, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

c) Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock that is converted.

Section 3. Liquidation Preference. The holder of Series E Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

Section 4. Voting. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series E Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series E Preferred Stock is issued and outstanding, the holders of Series E Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series E Preferred Stock being entitled to in the aggregate ninety-five percent (95%) of the total votes on all such matters and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining five percent (5%) of the total votes based on their respective voting power. Such ninety-five percent (95%) voting aggregate is based on the entire class of authorized Series E Preferred Stock being outstanding, so that each outstanding share of Series E Preferred Stock shall represent 1/300 of one (1) percent of the total votes eligible to be cast on any such matter.

Section 5. Restriction on Transferability. The shares of the Series E Preferred Stock are being issued solely to the Original Holders (as defined below) and such Series E Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner prior to the Second Anniversary Date (as defined below) except (i) to an Original Holder; (ii) as a bona fide gift, *provided that*, prior to such transfer, the donee thereof agrees in writing to be bound by the restrictions set forth in this Certificate of Designation as if such donee were an Original Holder; (iii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the members, equity owners, beneficiaries or stockholders of any Original Holder or the immediate family (as defined below) of any such member, equity owner, beneficiary or stockholder; *provided that*, prior to such transfer, a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth in this Certificate of Designation, and provided further that any such transfer shall not involve a disposition for value; or (iv) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order; *provided that*, prior to such transfer, the transferee agrees in writing that such transferee is receiving and holding any of the Series E Preferred Stock subject to the terms of this Certificate of Designation. For purposes hereof, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In order to enable the aforesaid covenants to be enforced, a legend will be imprinted on the Series E Preferred Stock and stop transfer instructions or orders may be given to the Corporation's transfer agent (the "Transfer Agent").

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series E Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder of any Series E Preferred Stock, into that number of shares of Common Stock ("Conversion Shares") determined as follows:

$$\text{Conversion Shares} = \frac{19 \times \text{Adjusted Outstanding Common Stock}}{\text{Number of Issued Series E Preferred}}$$

b) Additional Definitions. For the purposes hereof, the following terms shall bear the definitions set forth below:

Adjusted Outstanding Common Stock – (x) Conversion Date Outstanding, less (y) Series E Issued Common Stock.

Conversion Date Outstanding - (x) Until (but not including) the Pre-Second Anniversary Date, the actual outstanding number of shares of Common Stock outstanding as of the date immediately prior to the Conversion Date, or (y) on and after the Pre-Second Anniversary Date through and including the Second Anniversary Date, the number of shares of Common Stock deemed outstanding on a Fully Diluted Basis immediately prior to the Conversion Date, or (z) after the Second Anniversary Date, the number of shares of Common Stock deemed outstanding on a Fully Diluted Basis as of the close of business on the Second Anniversary Date; provided, however, in each case, an equitable adjustment shall be made to such number of shares for each Capital Event, if any, occurring after the earlier of the relevant Conversion Date or the Second Anniversary Date, as the case may be, through and including the relevant Conversion Issuance Date.

Original Issue Date - The date of the first issue of any shares of this Series E Preferred Stock.

Second Anniversary Date - The second annual anniversary of the Original Issue Date.

Pre-Second Anniversary Date - The date which is 180 days prior to the Second Anniversary Date.

Conversion Issuance Date - The date on which the shares of Common Stock to be issued on account of the conversion made on the Conversion Date are actually issued, if the adjustment effected by the relevant Capital Event would not otherwise be applied to the Conversion Shares.

Series E Issued Common Stock - The number of shares of Common Stock issued on or prior to the Conversion Date on account of (x) conversion of shares of this Series E Preferred Stock, (y) payment of dividends on shares of Series E Preferred Stock, and (z)

stock dividends paid in Common Stock to holders of Series E Preferred Stock when stock dividends are paid in stock to Common Stock holders; all as adjusted equitably for each Capital Event, if any, after the relevant issuance.

Number of Issued Series E Preferred - 28,500, representing the number of shares of Series E Preferred Stock originally issued.

Capital Event - Each of the following (each howsoever denominated) which has been declared or announced but, as of the Conversion Date, either has not yet been effected or would not otherwise be applied to the Conversion Shares (including because such action was declared, announced or effected after the Second Anniversary Date): (w) stock split; (x) reverse stock split; (y) declared stock dividend; or (y) reclassification of shares resulting in the issuance of shares.

Fully Diluted Basis – The number of shares of Common Stock equal to (x) the Adjusted Outstanding Common Stock plus (y) the number of additional shares of Common Stock deemed to be outstanding as if all options, warrants or other convertible securities (except for unconverted shares of this Series E Preferred Stock) or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether or not any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

c) Conversion Procedures. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation, (although the Holder may surrender the Series E Preferred Stock certificate to, and receive a replacement certificate from the Corporation, at Holder's election) unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue. Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

d) Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares.

e) Reservation of Shares Issuable Upon Conversion.

(i) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock and payment of dividends on the Series E Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Series E Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(ii) The number of shares to be reserved for such purposes for each holder of unconverted Series E Preferred Stock (with respect to each such holder, the "Reserved Amount") shall be determined on the Closing Date and thereafter on the first Trading Day after the end of each subsequent calendar quarter (each such determination date, a "Reserved Share Determination Date"), and the number of shares to be reserved shall be based on the applicable facts as of the day before the Closing Date or as of the last day of such subsequent calendar quarter, as the case may be. The Reserved Amount determined on such date shall remain the Reserved Amount until the next Reserved Share Determination Date. The Company shall give written instructions to its Transfer Agent to reserve for issuance to each holder of Series E Preferred Stock the number of shares equal to the Reserved Amount. The Company will, at the request of the any such holder, provide written confirmation, certified by an executive officer of the Company, of the number of shares then reserved for such holder and that the instructions referred to in the preceding sentence have been given to the Transfer Agent.

f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round down to the next whole share.

g) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock and the Corporation shall

not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

h) Legend. Each Conversion Share will be imprinted substantially with the following legend:

> "[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES."

Section 7. Adjustments. If the Corporation, at any time while Series E Preferred Stock is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iii) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the amount of Conversion Shares to be received upon conversion shall be equitably adjusted to offset any such action.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at: NaturalNano, Inc., 13613 Gulf Boulevard, Madeira Beach, Florida 33163, Attn: Colm

Wrynn, Chief Executive Officer, facsimile: (727) 398-5695, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it

under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Series E Preferred Stock. Shares of Series E Preferred Stock may only be issued pursuant to a certain Share Exchange Agreement, dated at or about June 22, 2016, to which the Corporation and the Original Holders are parties. If any shares of Series E Preferred Stock shall be converted, or shall otherwise be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

i) Original Holders. As used herein, the term "Original Holders" means any one or more of Geevagh LLC, DCDGG LLC and Omni Ventures, Inc.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21st day of June, 2016.

______________________________________

Name: James Wemett
Title: President

**ANNEX A**

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES E PREFERRED STOCK)

The undersigned (the "Holder") hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of NaturalNano, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Certificate of Designation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Preferred Stock owned prior to Conversion: ____________

Number of shares of Preferred Stock to be Converted: ________________

Adjusted Outstanding Common Stock Outstanding
determined pursuant to Section 6: ________________

Number of shares of Common Stock to be Issued: __________________

Number of shares of Preferred Stock subsequent to Conversion: ____________

Address for Delivery: ________________
or
DWAC Instructions:
Broker no: _______
Account no: ________

[HOLDER]

By:________________________
Name:
Title: